Exhibit 10(d)

PLAN TERMINATED IN 1996 TO ALL PARTICIPANTS EXCEPT:
Harry L. Kavetas and Jill S. Ruckelshaus

Retirement Plan for Directors

Directors, who are not employees of the Corporation or any of its subsidiaries, are eligible for retirement benefits. The annual benefits payable to a director is equal to 10% of the director's retainer paid during the last year he/she was a director multiplied by the number of years of service (with a maximum of 10 years). Individuals who were directors on January 1, 1987, were given credit for all years of past service. The benefit is payable either in a single lump sum or monthly beginning at the later of age 65 or when the director retires from the Corporation's Board. In the event of a director's death prior to the commencement of retirement benefits, a death benefit is paid to a beneficiary.

The director must sign an election agreement indicating the form of payment.

February 1991